Exhibit 5.1
Mayer Brown LLP
700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730

May 27, 2011	Main Tel +1 713 238 3000 Main Fax +1 713 238 4888 www.mayerbrown.com
Regency Energy Partners LP
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Re:	Regency Energy Partners LP — Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended on the effective date thereof being referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof and to which this opinion is an exhibit. The Registration Statement relates to the registration of 8,500,001 common units representing limited partner interests of the Partnership (the “Common Units”), for the account of the selling unitholders identified in the Registration Statement. We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).
     As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective, (ii) all Common Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, (iii) the certificates for the Common Units conform to the specimens thereof examined by us and have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units, and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Regency Energy Partners LP
May 27, 2011
Page | 2
     Based upon and subject to the foregoing, we are of the opinion that:
1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Common Units have been duly authorized and validly issued and are fully paid and nonassessable.
     The opinions set forth above are limited in all respects to the federal laws of the United States of America, the Delaware Act, the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware. We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ MAYER BROWN LLP
MAYER BROWN LLP